Exhibit 99.3

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX ANNOUNCES EXERCISE IN FULL OF OVERALLOTMENT OPTION AND

COMPLETION OF PUBLIC OFFERING OF COMMON STOCK

$64.5 Million in Net Proceeds

BERKELEY, Calif. – November 8, 2011 – Dynavax Technologies Corporation (NASDAQ: DVAX) today announced the completion of a public offering of 27,600,000 shares of its common stock, including 3,600,000 shares sold pursuant to the full exercise of an overallotment option previously granted to the underwriters. All of the shares were offered by Dynavax at a price to the public of $2.50 per share. 160,000 shares were purchased by the Chairman of Dynavax’s board of directors. The net proceeds to Dynavax from this offering were approximately $64.5 million, after deducting the underwriting discount and other estimated offering expenses payable by Dynavax. Dynavax anticipates using the net proceeds from the offering primarily to fund activities in connection with the anticipated approval and commercial launch of HEPLISAV™, and for other general corporate purposes, including working capital.

Cowen and Company, LLC acted as sole book-running manager for the offering and William Blair & Company, L.L.C. acted as co-manager.

The securities described above were offered by Dynavax pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”), which the SEC declared effective on July 22, 2011. A final prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide rapid and superior protection with fewer doses than current licensed vaccines.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to a number of risks and uncertainties, including statements regarding our expectations with respect to the application of the net proceeds from the offering. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV and our process for its manufacture can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including the outcome of pre-filing discussions with regulatory authorities; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations, possible claims against us based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports and other filings with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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